Exhibit 14

July 25, 2003

                             PROVIDENT BANCORP, INC.

                                 CODE OF ETHICS
                                       FOR

                             DIRECTORS, OFFICERS AND

                                    EMPLOYEES

INTRODUCTION. In exercising our responsibilities, we will behave honestly, treat others fairly, and act with integrity. We believe behaving ethically is good business, and by doing so, we expect to earn the trust of our customers, shareholders, co-workers, and others we interact with. To guide us in our behavior, we have adopted this Code of Ethics.

I.    POLICY

      It is the Company's policy to conduct its business and operations according to the standards and guidelines of ethical business conduct stated in this Code of Ethics and all applicable laws and regulations. The term "Company" refers to Provident Bancorp, Inc. and all its subsidiaries. This policy supplements other policies and procedures adopted by the Company, such as those contained in the Employee Handbook. Adherence to the standards set forth herein and to those contained in other relevant sources is required.

II.   APPLICABILITY

      Each of us has a responsibility to deal ethically and honestly in all aspects of the Company's business. This includes the ethical handling of actual or apparent conflicts of interest and complying fully with all laws, regulations and Company policies. You are expected to assume responsibility for applying these standards of ethical conduct and for acquainting yourself with the various laws, regulations and Company policies applicable to your assigned duties. When in doubt, you have the affirmative responsibility to seek clarification from your supervisor, or, if necessary, from the Ethics Officer or other designated sources.

III.  ADMINISTRATION AND ENFORCEMENT

      Board of Directors. The Board of Directors of the Company is responsible for approval and oversight of the Company's Code of Ethics. The Board has responsibility for implementing and administering this Code, reviewing and assessing the effectiveness of this Code at least annually and updating and amending this Code. The Chief Executive Officer of the Company and the designated Ethics Officer are charged with the responsibility of reviewing changes in laws applicable to the Company, consulting with the Company's approved legal counsel as appropriate, and recommending changes in the Code to the Board. Accordingly, the Board may adopt supplements to and revisions of this Code from time to time.

      Ethics Officer. To assist the Board in administering this Code on a regular basis and to provide guidance in situations where you may have questions concerning the right course of action to take, the Board has appointed an Ethics Officer. It is the responsibility of the Chief


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Executive Officer, with assistance from the Ethics Officer, to ensure that this
Code has been read and understood by all directors, officers and employees.

      Certification Statements and Candor. All directors, officers and employees are required to certify that they have read and understand the current version of this Code, and are in compliance with it. Newly appointed directors, officers and employees are required to certify that they have read and they understand the current version of this Code within thirty days of attaining such status.

      Directors and executive officers must recertify annually; other officers and employees are required to recertify upon any change in the Code. The Ethics Officer shall report to the Board noting anyone who has not executed a certification statement as required. All information disclosed in the certification statements shall be treated on a confidential basis, except to the extent reasonably necessary to protect the Company's interests or comply with legal or regulatory requirements.

      THIS CODE OF ETHICS IS INTENDED TO CREATE AN OPPORTUNITY FOR YOU TO EXPRESS CONCERNS RELATING TO CORPORATE ACCOUNTABILITY, ALLEGED VIOLATIONS OF COMPANY POLICY, FEDERAL AND STATE STATUTES AND ALLEGATIONS OF CORPORATE MISDEEDS. THERE WILL BE NO DISCRIMINATION OR RETALIATION AGAINST ANY OF YOU WHO REPORT SUCH VIOLATIONS OR ALLEGATIONS IN GOOD FAITH.

III.  ACCURACY IN REPORTING

      Corporate Records. Each of you has a responsibility to ensure that all Company documents and reports for which you are responsible are prepared and maintained properly and are free of any false, misleading, incomplete or otherwise improper information. It is prohibited to mislead, manipulate, defraud or coerce any employee, officer or director of the Company or any advisor to the Company, including outside counsel or auditor.

      Public Reporting. We must provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC, and in other public communications made by the Company.

      This means, among other things, that if you are responsible for the preparation or review of the Company's financial statements that are to be filed with the SEC, or otherwise made publicly available, you shall ensure they are prepared in accordance with generally accepted accounting principles in force at the time.

      Errors or Misleading Statements. If you ever become aware of an error or potential misstatement in any company documents, including financial statements or other documents filed with the SEC, you must contact your supervisor and the Ethics Officer immediately and report the error or potential misstatement.

      Audits. Everyone must cooperate fully with any audits of the Company's financial statements or other corporate documents, whether conducted internally or by a third party.


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IV.   CONFLICTS OF INTEREST

      Definition. A conflict of interest exists when your private interest interferes in any way with the interests of the Company. Your private interests include the interests of your immediate family members and any company, partnership, trust or other entity you or a member of your immediate family directly or indirectly control, or have a material financial interest in. These are referred to as your related interests or as related parties. Members of your immediate family are your spouse (or life partner), your children, or any relative by blood or marriage living in the same household with you. A material financial interest includes, without limitation, an equity interest of 5% or more.

Examples of conflicts of interest are:

      1.    loans which will directly benefit you or a related interest;

      2. the determination of the Company to enter into a contract or other business arrangement for the delivery of goods or the performance of services with you or a related interest;

      3. the availability of a business opportunity for the Company where you or a related interest might compete for or otherwise seek the same opportunity.

      Appearance of a Conflict. An appearance of a conflict of interest arises when the facts and circumstances do not give rise to an actual conflict of interest, but are sufficiently similar in nature that they may create doubt as to your impartiality or loyalty relative to your obligations to the Company. For example:

      1. A loan by the Company to your brother-in-law may not provide a direct or indirect benefit to you or a related interest; therefore an actual conflict of interest does not exist. The existence of the relationship itself does, however, create the appearance of such a conflict.

      2. If you assume responsibility for analyzing and recommending approval of a loan to a director, a major shareholder or executive officer of another financial institution with which you have a significant borrowing relationship, there may be no actual conflict. The existence of the relationship itself does, however, create the appearance of a conflict.

      3. If you act in a professional advisory or financial capacity on behalf of a borrower or potential borrower, an actual or apparent conflict of interest exists regarding the borrower's dealings with the Company.

      If there is an appearance of a conflict of interest you should act in the same way as if there is an actual conflict of interest.


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      Procedure in the Event of a Conflict. Whenever you have a conflict of interest you must make full disclosure of the nature of the conflict of interest, disclose all non-privileged information you have at the time, and refrain from taking any further part in the decision-making process.

      Corporate Opportunities. You may not profit or otherwise take advantage of inside information, or take corporate opportunities that belong to the Company.

      A corporate opportunity belongs to Provident Bancorp, Inc. (the "Bancorp") if it is within its corporate powers and:

      (1) you become aware of the opportunity under circumstances where (a) it is reasonable to believe the person offering the opportunity expects it to be offered to the Bancorp, or (b) you learn of the opportunity through the use of information gained through your affiliation with the Bancorp or its subsidiaries; or

      (2) you are aware that the opportunity is closely related to a business in which the Bancorp engages or expects to engage.

      A corporate opportunity belongs to Provident Bank (the "Bank") or its subsidiaries if it is a chance to (1) engage in a business activity that is within the corporate powers of the Bank or that of its subsidiaries, and (2) it is of present or potential practical advantage to the Bank or its subsidiaries.

      If you are presented with or otherwise become aware of a corporate opportunity that belongs to the Company, you must fully disclose both the details of the opportunity and your interest in it to the Ethics Officer or other officer designated by the Board or the CEO. Thereafter you must abstain from discussion and further action regarding the Company's consideration of the opportunity.

      If, after full disclosure, the Company elects not to take a corporate opportunity presented to it, to the extent it does not otherwise present a conflict of interest, or the Company does not otherwise restrict further action, you are free to pursue the opportunity. Any opportunity disclosed by an Executive Officer or Director may be rejected only by the Board.

      Competition with the Company. You and a related party may not compete with the Company. You are also prohibited from having certain relationships with any entity that competes with the Company. You may not serve as a director, officer or employee, own more than 5% of the stock or other equity interest, or directly provide consulting, legal or advisory services.

      If you are not employed full time at the Company, and you disclose a line of business you are in at the time you first associate with the Company, you are not competing with the Company if the Company does not object at the time. For directors and executive officers, disclosure must be made to the Board of Directors.


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      Business Transactions with the Company. You must disclose all conflicts of interest you or a related party may have with regard to any contract or other business arrangement to be entered into by the Company. Contracts or other business arrangements between the Company and you or a related party may be approved only after you make full disclosure. You shall thereafter refrain from any further involvement in the decision-making process.

      Any contract or business arrangement entered into by the Company with you or a related interest may be only on such terms and conditions and at such costs as would be reasonable under the facts and circumstances if entered into with an unrelated third party. All contracts or other business arrangements must comply with any applicable statutes, rules or regulation.

      For Directors or Executive Officers, approval of the transaction must be made by the Board. Otherwise, approval of the CEO is required.

      Loans to Directors, Officers and Employees. Provident Bank is in the business of making loans and must abide by a range of regulations in its lending activity. Loans made in accordance with those regulations and in accordance with the bank's lending policies are acceptable transactions. You will need to provide the Bank with the same credit information, and are subject to the same credit evaluation as the Bank requires of loans made to the general public. You may not participate in any evaluation or approval process regarding your loan. In addition, loans to executive officers and directors are subject to the insider lending restrictions of section 22(h) of the Federal Reserve Act and regulations issued thereunder. Provident Bancorp, Inc. is prohibited by law from making loans to directors and executive officers.

Acceptance of Gifts and Other Gratuities

      General. You or a related party are prohibited from (a) soliciting for yourselves or a third party (other than the Company) anything of value from anyone in return for any business, service or confidential information of the Company; or (b) accepting anything of value (other than salary, wages, fees or other usual compensation from the Company) from anyone in connection with the business of the Company, either prior to or after a transaction.

      Exceptions. Exceptions to the general prohibition regarding acceptance of things of value in connection with the Company's business may include the acceptance of:

      1. gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with the parents, children or spouse of a Company official) where the circumstances make it clear that it is those relationships rather than the business of the Company, which are the motivating factors;

      2. meals, refreshments entertainment, accommodations or travel arrangements, all of reasonable value, during the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense, if not paid for by another party;

      3. advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;


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      4.    discounts or rebates on merchandise or services that do not exceed those available to other customers;

      5. gifts of a value of $75.00 or less that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas or bat or bar mitzvah; or

      6. civic, charitable, educational, religious organizational awards for recognition service and accomplishment.

      Notification. In the event you are offered anything of value from anyone in return for any business, service or confidential information of the Company and the item of value is not clearly subject to the exceptions described above, you must report it immediately to your supervisor or to the Ethics Officer for guidance on how to proceed.

V.    PROTECTION AND PROPER USE OF COMPANY ASSETS

      The Company acquires assets to promote its business affairs. Each of you has a duty to protect the company's assets and to take all reasonable steps to ensure their efficient use. Assets include all the Company's financial assets, real estate assets, other tangible property, and confidential information, as defined below.

VI.   CONFIDENTIAL INFORMATION

      Each of you will obtain confidential information about the Company, its customers, operations, business prospects and opportunities in the course of your employment or tenure with the Company. Confidential information includes financial performance information; current and prospective client and customer lists; information about client and customer accounts, requirements and practices; sales methods and ideas; employee lists and employment data; documents, books, records, data, materials, supplies, and contract forms; and other information relating to the Company, its employees, its products, services, and operations.

      You are given this information because it is necessary or useful in carrying out your duties for the benefit of the Company. You may not use it for any other purpose. The Company has adopted policies and procedures intended to safeguard this information. It is your obligation to adhere to those requirements and any changes or modifications that the Company may adopt.

VII.  FAIR DEALING

      We believe that behaving ethically is good business. We intend to live up to our obligations and be honest and fair in our dealings with others. We may not seek unfair advantage with customers, suppliers, co-workers or competitors by concealment, manipulation, or abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.


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VIII. INSIDER TRADING

      The company has separately adopted policies and procedures relating to trading in the securities of Provident Bancorp, Inc. It is your obligation to comply with them. Briefly, if you are aware of material information that has not been publicly disclosed you may not directly or indirectly buy or sell securities issued by Provident Bancorp, Inc., including its common stock. It is illegal and unethical to do so.

      You should assume that any information that may be significant to an investor in determining whether to buy, sell or hold the common stock would be material. You must also keep information confidential as described in this Code of Ethics and in other of the Company's policies.

IX.   REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

      The Company strives to maintain sound and ethical business practices and holds all directors, officers and employees to high ethical standards. In order to maintain these standards, you have an affirmative obligation to report to your supervisor, if appropriate, the Ethics Officer or other officer designated by the CEO or Company policy, a violation of any laws, regulations or provisions of this Code. If you are ever uncertain of the best course of action in a specific situation, you should seek clarification and help immediately from your supervisor or the Ethics Officer.

      THE COMPANY WILL NOT TOLERATE ANY ATTEMPT BY ANYONE TO RETALIATE AGAINST ANY OF YOU WHO, WHILE ACTING IN GOOD FAITH PURSUANT TO THIS CODE, REPORTS ILLEGAL OR UNETHICAL BEHAVIOR BY ANY EMPLOYEE, DIRECTOR, OFFICER OR THIRD PARTY ADVISOR TO THE COMPANY. YOU MAY NOT BE DISCHARGED, DEMOTED, SUSPENDED, OR IN ANY MANNER THREATENED, HARASSED OR DISCRIMINATED AGAINST FOR PROVIDING INFORMATION ABOUT VIOLATIONS OF THE LAW OR THIS CODE.

X.    BREACHES OF ETHICAL BEHAVIOR

      Executive Officers and Directors. Any breach of this code by an Executive Officer or Director shall be reported to the Board by the Ethics Officer, the Chief Executive Officer, or both. The Board will consider the facts and circumstances pertaining to the breach and determine the appropriate remedy. Any waiver of any provision of this Code may be made only by the Board and shall be reported in accordance with applicable law, regulation or rules. The Board may appoint a committee to provide a recommendation for their consideration.

      Other Officers and Employees. Any breach by a non-executive officer or employee shall be reported to the supervising officer and the Chief Executive Officer. The C.E.O. will determine the appropriate remedy and may appoint an officer or officers to consider the facts and circumstances to aid in the decision. Only the C.E.O. may grant a waiver. Any breach of this Code by an officer shall be reported to the Board of Directors together with the action taken.


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                             PROVIDENT BANCORP, INC.

                                 Code of Ethics

                             Certification Statement

I hereby acknowledge receipt of a copy of the "Code of Ethics" of Provident Bancorp, Inc. (the "Company") which applies to my professional and personal dealings with the Company. By executing this Certification Statement, I acknowledge that I have read and understand the Company's Code of Ethics and agree to be bound by all provisions therein. I further acknowledge that I am now and at all relevant times have been in compliance with its provisions.

Acknowledged and Agreed:


_________________________________                  ______________________
(Signature)                                        (Date)



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